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Exhibit 99.2

Vertical Stock Sale Plan

            This Stock Sale Plan (this “Plan”) is entered into this 21st day of February, 2003 between Vertical Fund I, L.P. & Vertical Fund II, L.P. (together, the “Participant”) and U.S. Bancorp Piper Jaffray Inc. (the “Broker”).

Recitals

            The Participant desires to establish this Plan to systematically sell shares of common stock (the “Stock”), of Lifecore Biomedical, Inc. (the “Issuer”).

            The Participant desires to engage the Broker to effect sales of shares of the Stock in accordance with this Plan.

            The Stock is principally traded on the Nasdaq (the “Exchange”).

Agreement

            Therefore, the Participant and the Broker hereby agree as follows:

1.                                      The Broker shall use its best efforts to effect a sale (each a “Planned Transaction”), commencing March 1, 2003 of (check one):

☐           (_______) shares of Stock at prevailing market prices, [on the ________ day of each month, or the next trading day if any such specified day is not a trading day,] [each day] on which the Exchange is open and the stock trades regular way trading;

☐           (________) shares of Stock, at a price of $ _______ per share or better, [on the ________ day of each month, or the next trading day if any such specified day is not a trading day,] [each day] on which the Exchange is open and the stock trades regular way trading; or

☒           Other (complete)  Beginning March 1, 2003, Broker shall sell such shares as, in its discretion; it may determine to be appropriate in light of market conditions, at a minimum price per share of $10.50, without influence or instruction by the undersigned.

            2. This Plan shall become effective on the date hereof and shall terminate on the earliest to occur of (check as many as apply):

☐ the termination of the Participant’s position as a Director of the Issuer;

☒  300,000 shares of Stock having been sold;

☐  ______________, 20____;

Notwithstanding the foregoing provisions of this Paragraph 2, the Participant may terminate this Plan at any time by providing written notice of termination prior to the requested date of termination.

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            3.                 The Participant understands that if the Broker is not able to effect a Planned Transaction due to a market disruption or a legal, regulatory, or contractual restriction applicable to the Broker, then such Planned Transaction shall be canceled and shall not be effected pursuant to this Plan. The Broker shall effect such Planned Transaction as promptly as practical after the cessation or termination of such market disruption, applicable restriction, or other event.

            4.                 The Participant represents and warrants that:

                (a)           it is not currently aware of any material nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock);

                (b)           it is not subject to any legal, regulatory, or contractual restriction or undertaking that would prevent the Broker from conducting the Planned Transactions in accordance with this Plan;

                (c)           it is entering into this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of SEC Rule 10b5-1;

                (d)           it owns free and clear of any liens, claims, encumbrances or other restrictions the shares of Stock to be sold under this Plan subject, in the case of shares of Stock underlying stock options to be exercised pursuant to this Plan, only to the compliance by the Participant with the exercise provisions of such options;

                (e)           it is not an affiliate of the Issuer for purposes of SEC Rule 144; and

                (f)            it is currently able to sell shares of Stock in accordance with the Issuer’s insider-trading policies and has obtained the approval of the Issuer’s General Counsel (or other appropriate compliance officer) to enter into this Plan at this time which approval is evidenced below by the Issuer’s acknowledgement hereof.

            5.                 The Participant shall immediately notify the Broker if the Participant becomes subject to a legal, regulatory, or contractual restriction or undertaking that would prevent the Broker from making Planned Transactions under this Plan, and, in such a case, the Participant and the Broker shall cooperate to amend or otherwise revise this Plan to take account of the restriction or undertaking (but neither party shall be obligated to take any action that would be inconsistent with SEC Rule 10b5-1(c)).

            6  .               It is the parties’ intent that this Plan complies with the requirements of SEC Rule 10b5-1(c)(1) and this Plan shall be interpreted to comply with the requirements thereof.  Any provision of this Plan that cannot be construed in accordance with Rule 10b5-1(c) shall be void.

            7.                 The Participant acknowledges that the Issuer may suspend the Planned Transactions at such times and for such periods as may be advisable to ensure compliance with, among other things, applicable securities laws and regulations, rules of the Exchange, or

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contractual or accounting requirements in connection with acquisitions or dispositions by the Issuer or the Issuer’s purchases or sales of its securities.  Any such suspension shall be communicated to the Broker in writing by the Issuer’s General Counsel or other appropriate compliance officer and shall contain an acknowledgment that such suspension is being made in accordance with Rule 10b5-1(c).

            8.                 The Broker agrees not to use any information about the Planned Transactions in connection with purchases or sales of, or trading in, any securities of the Issuer, or derivative securities thereof, or provide other people with such information or recommend that other people buy or sell securities based upon such information.

            9.                 The Participant agrees to make, or to assist the Issuer in making, all filings required under Sections 13(d) and 16 of the Securities Exchange Act of 1934 (e.g., Forms 4 and 5) with respect to the Planned Transactions.  The Broker shall have no responsibility for any such filings.

            10.              The Participant agrees that the Issuer, in its discretion, may publicly disclose the existence and terms of this Plan.

            11.              All share numbers and dollar amounts set forth in this Plan shall automatically be adjusted to reflect stock splits, stock dividends, and similar events occurring after the date hereof.

            12.              The Participant may trade in securities of the Issuer in addition to the Planned Transaction, provided that the Participant complies with the insider-trading policies of the Issuer and applicable regulatory requirements and the Participant does not enter into or alter a corresponding or hedging transaction or position with respect to the Planned Transactions.  The Participant agrees to promptly notify the Broker of any transaction in the Stock by the Participant other than a Planned Transaction pursuant to this Plan.

            13.              This Plan may be amended only in writing executed by the Participant and the Broker that is acknowledged by the Issuer.  Any such writing shall contain the Participant’s representation that he or she knows of no material nonpublic information regarding the Issuer or any of its securities (including the Stock) as of the date thereof.

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                IN WITNESS WHEREOF, the undersigned have signed this Plan as of the date first written above.

VERTICAL FUND I, L.P.
By: The Vertical Group, L.P.,
General Partner

/s/ John E. Runnells

By: John E. Runnells
Its: General Partner

VERTICAL FUND II, L.P.
By: The Vertical Group, L.P.,
General Partner

/s/ John E. Runnells

By: John E. Runnells
Its: General Partner

U.S. BANCORP PIPER JAFFRAY INC.

/s/ Jay A. Hershey

By: Jay A. Hershey
Its: Vice President

Acknowledged by:

LIFECORE BIOMEDICAL, INC.

/s/ Dennis J. Allingham

By: Dennis J. Allingham
Its: Executive Vice President & CFO